                                                                    Exhibit 10.3

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 1, 2001, by and between HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation (the "Company"), and ALAN HAYES (the "Employee").

                              W I T N E S S E T H:

WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

                  1. Employment. (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, beginning on the date hereof and continuing for the period set forth in
Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) The Employee affirms and represents that as of the commencement of his employment by the Company on the date hereof he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

                  2. Term of Employment. (a) Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on the second anniversary of the date hereof (the "Initial Term").

                  (b) The term of the Employee's employment under this Agreement will be renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The period from the date hereof until the second anniversary of said date or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

                  3. Duties. The Employee shall be employed as the Chief Information Officer of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the By-laws of the Company and shall also perform and discharge such

Alan Hayes Agreement


other executive employment duties and responsibilities as the Chief Executive Officer or the Chief Operating Officer or the Board of Directors of the Company shall from time to time determine. The Employee shall perform his duties principally at such offices of the Company and its subsidiaries as their respective businesses shall require, from time to time, with such travel to such other locations from time to time as the Chief Executive Officer or the Chief Operating Officer or the Board of Directors of the Company may reason-ably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sick-ness, personal injury or other disability, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Nothing contained in this Section 3 shall preclude the Employee from performing services for charitable or not-for-profit community organizations, provided that such activities do not interfere with the Employee's performance of his duties and responsibilities under this Agreement. EXEMPT FROM THIS AGREEMENT IS THE CONSULTING SERVICES AGREEMENT BETWEEN THE EMPLOYEE AND CYNATEK.

         4. Salary and Bonus. (a) Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Two Hundred Twenty Five Thousand Dollars ($225,000) (said amount, together with any increases thereto as may be determined by the Board of Directors of the Company, in its sole discretion, in annual salary reviews, commencing March 1, 2002, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

                  (b) Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Employment Term in an amount OF 50% of Salary, in each case as may be determined by the Board of Directors of the Company in its sole discretion on the basis of meeting IT re-engineering objectives established from time to time by the Board of Directors and, in the case of fiscal 2001, the successful launch of the Remit Project in the Summer of 2001. (Attachment )

                  (c) Special Bonus. In addition, the Employee shall be entitled to receive bonus compensation from the Company at the expiration of the Initial Term in an amount of $225,000, as may be determined by the Board of Directors of the Company in its sole discretion on the basis of the success of the IT re-engineering project. (attachment)

                  (d.) Equity. The employee will be awarded 85,000 options vesting over three years. Twenty percent of the options vest immediately, 20 percent on 31 December 2001. The remainder vest 30 percent on 31 December 2002, and 31 December 2003. On 1 November 2001, the employee will be awarded an additional 75,000 options to vest as follows: 20% of the award will vest immediately, 40% will vest on 1 November 2002 and 40% will vest on 1 November 2003. In the event of a Change Of Control (as defined in paragraph 7 (c)), all outstanding

Alan Hayes Agreement

unvested options will vest. Option Awards will be governed by the terms and conditions described in the Option Award Plan that was approved by the shareholder in 1999.

                  5. Other Benefits. During the Employment Term, the Employee shall:

                  (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

         (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                  (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty work days (four calendar weeks); the Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers;

                  (iv) be eligible for consideration by the Board of Directors of the Company for awards of stock options under any stock option plan that may be established by the Company for its and its subsidiaries' key employees, the amount, if any, of shares for which options may be granted to Employee to be in the sole discretion of the Board of Directors of the Company;

                  (v) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

         (vi) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect. As well, the company will reimburse you for commutation expenses from your primary residence to the New York office as well as weekly hotel expense only.



                  6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

         (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the

Alan Hayes Agreement

         Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bid-ding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations;
         (iii) confidential or non-public information relating to business operations and strategic plans of third parties with which the Companies have or may be assessing commercial arrangements ("Third Party Information") and (iv) all other tangible and intangible property, that are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described herein above (including Third Party Information) in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly avail-able (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) or, in the case of Third Party Information, from a source (other than the Companies, the third parties to which such information relates or their respective representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies (or such third parties, in the case of Third Party Information) or (z) that was in the possession of the Employee prior to disclosure by the Companies (or such third parties, in the case of Third Party Information).

                  (b) The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party's request for such information, which notice shall include the Employee's intent with respect to such request.

                  (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, there-fore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee (and the Employee hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

Alan Hayes Agreement

                  (d) The Employee agrees that, upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

                  (e) The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

                           (f) Without limiting the generality of Section 10
                  hereof, the Employee hereby expressly agrees that the fore-going provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

                           7. Termination. (a) The Employee's employment
hereunder shall be terminated upon the occurrence of any of the following:

                           (i) the death of the Employee;

                           (ii) the Employee's inability to per-form his duties
                  on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;


                           (iii) the Company giving written notice, at any time,
                  to the Employee that the Employee's employment is being terminated "for cause" (as defined below);

                           (iv) the Company giving written notice, at any time,
                  to the Employee that the Employee's employment is being terminated other than pursuant to clause (i), (ii) or (iii) above; or

                           (v) the Employee terminates his employment hereunder
                  for any reason whatsoever (whether by reason of retirement, resignation or otherwise).

The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause (iii) above: (A) a conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, a felony, (B) dependence on, or habitual abuse of, controlled substances or alcohol (in the case of alcohol abuse, that has a material adverse affect on Employee's performance of his obligations under this Agreement) or acts of dishonesty by the Employee that are materially detrimental to one or more of the Companies, (C) willful misconduct by the Employee that materially damages the business of one or more of the Companies, (D) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which gross negligence or willful disregard continues unremedied for a period of fifteen (15) days after written notice thereof to the Employee or (E) failure by the Employee to obey the reasonable and lawful orders and policies of the Chief Executive Officer or the Chief Operating Officer or the Board of Directors of the Company that are material to and consistent with the provisions of this Agreement (pro-vided that, in the case

Alan Hayes Agreement

of an indictment described in clause (A) above, and in the case of clauses (B),
(C) and (E) above, the Employee shall have received written notice of such proposed termination (which notice shall state the Sections of this Agreement pursuant to which such termination is being effected and a description of the facts supporting such termination) and a reason-able opportunity (together with the Employee's counsel) to discuss the matter with the Board of Directors of the Company, followed by a notice that the Board of Directors adheres to its position).

(b) In the event that the Employee's employment is terminated by the Company pursuant to clause (iv) of Section 7(a) above, under circumstances not involving a Change of Control Transaction (as hereinafter defined) within 45 days of such termination, whether such termination occurs during the Initial Term or during any Renewal Term pursuant to Section 2(b) above, then (i) during the period beginning on the date of such termination and ending on the six month anniversary thereof, the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments equal to one-twelfth of the rate per annum of his Salary at the time of such termination, provided, however, that no such payments shall be required to be made if the Employee fails to comply with his obligations under Section 9 below; and (ii) the Company shall continue to provide the Employee with the health insurance benefits provided to other employees of the Company (including employer contributions) from the date of such termination until the earlier to occur of (x) the six month anniversary thereof and (y) the date upon which the Employee becomes eligible for coverage under the health insurance plan of another employer.

(c) In the event that the Employee's employment is terminated by the Company pursuant to clause (iv) of Section 7(a) above, or the Employee terminates his employment, in each case, within 45 days of a Change of Control Transaction, whether during the Initial Term or during any Renewal Term pursuant to Section 2(b) above, then (i) during the period beginning on the date of such termination and ending on the last day of the Applicable Period (as defined in Section 9(a)), the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments equal to one-twelfth of the rate per annum of his Salary at the time of such termination, provided, however, that no such payments shall be required to be made if the Employee fails to comply with his obligations under Section 9 below or if the Employee shall be entitled to receive payments pursuant to Section 7(b) above; and (ii) the Company shall continue to provide the Employee with the health insurance benefits provided to other employees of the Company (including employer contributions) from the date of such termination until the earlier to occur of (x) the last day of the Applicable Period and (y) the date upon which the Employee becomes eligible for coverage under the health insurance plan of another employer.

                  For purposes of this Agreement, a "Change of Control Transaction" means the sale or transfer of all or substantially all of the assets of the Company or any merger, consolidation or other transaction that would result in the transfer, directly or indirectly, of more than 50% of the then outstanding capital stock of the Company to holders who were not holders of its capital stock immediately prior to such merger. It is understood by the Company and the Employee that "a sale of substantially all" the Company's assets may occur, for purposes of the New York Business Corporation Law, but that such an event will not constitute a "Change of Control Transaction" for purposes of this Agreement unless the Company has sold all its

Alan Hayes Agreement

significant lines of business and intends to limit its future activities to the distribution of the proceeds of such transaction.

(d) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, that may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans.

                  (e) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

                  8. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

                  (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  9.  Restrictive Covenants.

                  (a) Competition. During the Employment Term and during the Applicable Period (as defined below), the Employee shall not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or other-wise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization that engages in competition with the Company or any of its subsidiaries within the meaning of Section 9(d), provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total outstanding shares of common stock of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of the equity of any other business. For purposes of this Agreement, the "Applicable Period" shall mean the twelve (12) month period following the termination of the Employee's employment hereunder for any reason whatsoever. Exempt from this Agreement is any investments that employee has in Tech RX and Enterprise Bank.

                  (b) Non-Solicitation. During the Employment Term and during the Applicable Period, the Employee shall not directly or indirectly induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary,

Alan Hayes Agreement

or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof.

                  (c) Non-Interference. During the Employment Term and during the Applicable Period, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company or any of its subsidiaries if such action would be known by him to have a material adverse effect on the business, assets or financial condition of the Company or any of its subsidiaries or materially interfere with the relationship between any such person or entity and the Company or any of its subsidiaries.

                  (d) Certain Definitions. For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company or any of its subsidiaries, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company or any of its subsidiaries, if such person or entity engages in any business engaged in by the Company or such subsidiary at the time of termination of the Employee's employment with the Company, in either case in --the geographic region encompassing the service areas in which the Company or any of its subsidiaries conduct, or had an established plan to begin --conducting, their businesses at the time of term-nation of the Employee's employment with the Company.

                  (e) Certain Representations of the Employee. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Company and its subsidiaries. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  (f) Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of
Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach (and the Employee hereby waives any requirement that the Company or any such subsidiary provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other rights and remedies available for any such breach or threatened breach.

                  10. Binding Effect. Without limiting or diminishing the effect of the provisions affecting assignment of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.


                  11. Notices. All notices that are required or may be given pursuant to the terms

Alan Hayes Agreement

of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

                  12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  13. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid-id, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  15. Arbitration. With the exception of any dispute regarding the Employee's compliance with the provisions of Sections 6 and 9 above, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in New York, New York, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise in a writing signed by both parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Each of the parties shall pay his or its own legal fees associated with such arbitration.

                  16. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

Alan Hayes Agreement

                  17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


AGREED AND ACCEPTED TO :                          HEALTH MANAGEMENT SYSTEMS



/s/ Alan Hayes                                    /s/ William F. Miller
-------------------------                         -----------------------------
Alan Hayes                                        William F. Miller

4/26/01                                                4/26/01
-------------------------                         ------------------------------
Date                                               Date